UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934
Date of report (Date of earliest event reported): September 18, 2007

eTelecare Global Solutions, Inc.
(Exact name of registrant as specified in charter)

Philippines	001-33362	98-0467478

(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
31st Floor CyberOne Building, Eastwood City, Cyberpark
Libis, Quezon City 1110
Philippines

(Address of principal executive offices)
63 (2) 916 5670

(Registrant’s telephone number, including area code)
Not Applicable

(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
     ☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
     ☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
     ☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
     ☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
Item 9.01. Financial Statements and Exhibits.
SIGNATURES
EXHIBIT INDEX
EX-10.1
EX-99.1

Item 1.01. Entry into a Material Definitive Agreement.
On September 18, 2007, eTelecare Global Solutions, Inc. (“eTelecare”) entered into a Stock Purchase Agreement with AOL LLC (“AOL”), a division of Time Warner, Inc., to acquire all of the outstanding stock of AOL Member Services-Philippines, Inc. (“AOL Philippines”), a wholly-owned Philippines subsidiary of AOL that operates a primarily non-voice customer care and technical support delivery center near Manila. The acquisition is expected to close on September 28, 2007. eTelecare will pay approximately $7.2 million for the stock of AOL Philippines, subject to certain adjustments to be determined following the closing of the acquisition. Based on anticipated cash holdings of AOL Philippines at closing, and subject to the above-noted adjustments, eTelecare expects that the net acquisition cost of AOL Philippines will be approximately $2 million. Immediately following the closing of the acquisition, AOL Philippines will cease to operate under the “AOL” name.
eTelecare currently provides business process outsourcing, or BPO services, to AOL customers under a service agreement between eTelecare and AOL. In connection with the closing of the acquisition of AOL Philippines, eTelecare and AOL intend to enter into a new service agreement under which eTelecare will utilize its newly acquired delivery center to provide additional AOL customer support.
Copies of the Stock Purchase Agreement and eTelecare’s press release announcing the acquisition are attached to this Current Report on Form 8-K as Exhibits 10.1 and 99.1, respectively.
Item 9.01. Financial Statements and Exhibits.
(d)	Exhibits.

Exhibit No.	Description

10.1	Stock Purchase Agreement dated September 18, 2007 between AOL LLC and eTelecare Global Solutions, Inc.

99.1	Press Release entitled “eTelecare Global Solutions to Acquire AOL’s Customer Care and Technical Support Subsidiary”

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Date: September 24, 2007

eTELECARE GLOBAL SOLUTIONS, INC.
By:	/s/ J. Michael Dodson
J. Michael Dodson
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1	Stock Purchase Agreement dated September 18, 2007 between AOL LLC and eTelecare Global Solutions, Inc.

99.1	Press Release entitled “eTelecare Global Solutions to Acquire AOL’s Customer Care and Technical Support Subsidiary”